UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Third Avenue, 22nd Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 837-5863

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(b) On September 12, 2014, Retrophin, Inc. (the “Company”) notified The Nasdaq Stock Market LLC that the Company’s Board of Directors (the “Board”) was no longer comprised of a majority of independent directors as required by Nasdaq Listing Rule 5605(b)(1) and that the Audit Committee of the Board (the “Audit Committee”) was no longer comprised of at least three independent directors as required by Nasdaq Listing Rule 5605(c)(2)(A). Following the Director Resignation (as defined below), only two of the Company’s remaining four directors qualify as independent directors, and the Audit Committee is comprised of only two independent directors.

In response to the Company’s notice, The Nasdaq Stock Market LLC issued a letter to the Company on September 15, 2014 indicating that the Company no longer complies with the independent director and audit committee requirements set forth in Nasdaq Listing Rule 5605.

The Company intends to regain compliance with the requirement that the Board have a majority of independent directors prior to the expiration of the cure period provided pursuant to Nasdaq Listing Rule 5605(b)(1)(A) and intends to regain compliance with the requirement that the Audit Committee be comprised of at least three independent directors prior to the expiration of the cure period provided pursuant to Nasdaq Listing Rule 5605(c)(4)(B). The Company has commenced a search for an independent director candidate and intends to add an additional independent director to the Board as soon as practicable.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On September 10, 2014, Jeffrey Paley, M.D. notified the Company that, effective immediately, he has resigned as a member of the Board and from any and all other positions that he held with the Company on any boards and/or committees (the “Director Resignation”). Dr. Paley’s resignation was not due to a disagreement with the Company on any matter relating to the Company’s operations, practices or policies.

In addition, on September 15, 2014, the Company entered into a separation agreement and release (the “Separation Agreement”) with Marc Panoff, the Company’s Chief Financial Officer, pursuant to which Mr. Panoff’s employment with the Company will terminate, effective as of February 28, 2015 (the “Separation Date”), except as otherwise provided for therein. The timing of the Separation Date will provide the Company with time to recruit and transition to a new Chief Financial Officer.

Under the terms of the Separation Agreement, Mr. Panoff will be entitled to receive: (i) severance payments equal to six months of his current base salary; (ii) 100% of his target bonus for 2014; (iii) accelerated vesting of 81,333 shares of restricted common stock of the Company; and (iv) benefits under the Company’s benefit plans, subject to the terms of each such plan, for the period commencing immediately after the Separation Date and ending on the date that is the earlier of (A) nine months following the Separation Date and (B) Mr. Panoff’s acceptance of new employment which offers benefits.

The Separation Agreement also provides for a release of any claims by Mr. Panoff against the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Separation Agreement and Release, dated September 15, 2014, by and between Retrophin, Inc. and Marc Panoff.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Dated: September 16, 2014	By:	/s/ Martin Shkreli
	Name:	Martin Shkreli
Title: Chief Executive Officer